Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-53633-99) pertaining to the Weatherford International Ltd. Amended and Restated Non-Employee Director Stock Option Plan of Weatherford International Ltd. of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Weatherford International Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Weatherford International Ltd. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
February 24, 2009